EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Energy Reports Third Quarter 2013 Results
Houston, Texas - November 8, 2013 - Cheniere Energy, Inc. (“Cheniere”) (NYSE MKT: LNG) reported a net loss attributable to common stockholders of $100.8 million, or $0.46 per share (basic and diluted), for the three months ended September 30, 2013, compared to a net loss attributable to common stockholders of $109.0 million, or $0.52 per share (basic and diluted), for the comparable 2012 period. For the nine months ended September 30, 2013, Cheniere reported a net loss attributable to common stockholders of $372.7 million, or $1.71 per share (basic and diluted), compared to a net loss attributable to common stockholders of $238.5 million, or $1.40 per share (basic and diluted), during the corresponding period of 2012.

Significant items for the three months and nine months ended September 30, 2013 were $33.4 million, or $0.15 per share (basic and diluted), and $75.0 million, or $0.34 per share (basic and diluted), respectively, compared to $11.4 million, or $0.05 per share (basic and diluted), and $70.0 million, or $0.41 per share (basic and diluted), respectively, for the comparable 2012 periods. Significant items for the quarter related to liquefied natural gas ("LNG") terminal development expenses and derivative gains/losses, and for the nine months ended September 30, 2013, significant items also included loss on early extinguishment of debt. LNG terminal development expenses were primarily for the liquefaction facilities Cheniere Energy Partners, L.P. ("Cheniere Partners") is developing through Sabine Pass Liquefaction, LLC (“Sabine Pass Liquefaction”) at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the "Sabine Pass Liquefaction Project") and the proposed liquefaction facilities being developed by us near Corpus Christi, Texas (the “Corpus Christi Liquefaction Project"). Derivative gains/losses were primarily the result of the change in fair value of Sabine Pass Liquefaction's interest rate derivatives to hedge the exposure to volatility in a portion of the floating-rate interest payments under the four credit facilities. Loss on early extinguishment of debt was related to Sabine Pass Liquefaction amending and replacing its $3.6 billion credit facility with four credit facilities aggregating $5.9 billion in May 2013.
Results are reported on a consolidated basis and include our ownership interest in Cheniere Partners, which was 57.9% as of September 30, 2013.
Liquefaction Projects Update
Sabine Pass Liquefaction Project
Cheniere Partners is developing up to six natural gas liquefaction trains ("Trains), each with a design production capacity of approximately 4.5 mtpa, at the Sabine Pass LNG terminal adjacent to the existing regasification facilities. We have received Federal Energy Regulatory Commission ("FERC") and Department of Energy ("DOE") approvals for Trains 1 through 4, and we have filed all required regulatory applications with the FERC and DOE to develop Trains 5 and 6.
The Trains are in various stages of development.

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Construction on Trains 1 and 2 began in August 2012, and as of September 30, 2013, the overall project for Trains 1 and 2 was approximately 45% complete, which is ahead of the contracted schedule. Based on our current construction, we anticipate that Train 1 will produce LNG by late 2015.

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Construction on Trains 3 and 4 began in May 2013, and as of September 30, 2013, the overall project for Trains 3 and 4 was approximately 10% complete. To date, soil stabilization has been completed and pile driving, our next critical path item, is underway. We expect Trains 3 and 4 to become operational in late 2016 and 2017, respectively.

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We continue to make progress with the commercialization and development of Trains 5 and 6. To date, we have completed two LNG sale and purchase agreements (“SPAs”) for approximately 3.75 mtpa, in aggregate, of LNG volumes that commence with the start of Train 5 operations. Annual fixed fee revenues associated with these SPAs are approximately $0.6 billion. Bechtel has begun the front-end engineering design (“FEED”) on Trains 5 and 6, and we have commenced the regulatory approval process. In September 2013, we filed the complete application with the FERC. In February 2013 and in April 2013, we filed Free Trade Agreement ("FTA") and non-FTA export applications for LNG volumes under the SPAs with Total Gas & Power North America, Inc. (“Total”) and Centrica plc (“Centrica”), respectively. In September 2013, we filed FTA and non-FTA export applications for LNG volumes for the un-contracted volumes from Train 5 and for all volumes from Train 6. To date, we have received authorization from the DOE to export LNG volumes to FTA countries under the Total SPA and Centrica SPA. FTA authorization for the remaining volumes from Train 5 and all volumes from Train 6 as well as non-FTA authorizations for both Trains 5 and 6 are pending.
Corpus Christi Liquefaction Project
We are also continuing to make progress on the commercialization and development of the Corpus Christi Liquefaction Project, which is being designed for up to three Trains with aggregate design production capacity of 13.5 mtpa of LNG.
To date, the Corpus Christi Liquefaction Project is one of the top three projects under review at the FERC and is fifth on the DOE’s Order of Precedence list, which lists the order in which the DOE will be processing non-FTA LNG export applications. In August 2012, we filed applications with the FERC for authorization to site, construct and operate the Corpus Christi Liquefaction Project and with the DOE requesting multi-contract authorization to export up to 767 Bcf per year of domestically produced LNG from the Corpus Christi Liquefaction Project to FTA and non-FTA countries. We have received authorization from the DOE to export up to 767 Bcf per year of domestically produced LNG to FTA countries from the Corpus Christi Liquefaction Project.
In September 2013, we received the lump-sum turnkey contract price for the Corpus Christi Liquefaction Project from Bechtel, which has allowed us to commence commercialization of the Corpus Christi Liquefaction Project.
We will contemplate making a final investment decision to commence construction of the Corpus Christi Liquefaction Project based upon, among other things, entering into acceptable commercial arrangements, receiving all regulatory approvals and obtaining financing.
Timelines for Liquefaction Projects

	Target Date
	Sabine Pass Liquefaction			Corpus Christi Liquefaction
Milestone	Trains 1 & 2	Trains 3 & 4	Trains 5 & 6	Trains 1-3
DOE export authorization	Received	Received	T5: Received FTA Pending Non-FTA	Received FTA; Pending Non-FTA
Definitive commercial agreements	Completed 7.7 mtpa	Completed 8.3 mtpa	T5: Completed T6: 2014	2014
- BG Gulf Coast LNG, LLC	4.2 mtpa	1.3 mtpa
- Gas Natural Fenosa	3.5 mtpa
- KOGAS		3.5 mtpa
- GAIL (India) Ltd.		3.5 mtpa
- Total Gas & Power N.A.			2.0 mtpa
- Centrica plc			1.75 mtpa
EPC contract	Completed	Completed	2015	2013/2014
Financing			2015	2014
- Equity	Completed	Completed
- Debt commitments	Received	Received
FERC authorization
- FERC Order	Received	Received	2015	2014
- Certificate to commence construction	Received	Received
Issue Notice to Proceed	Completed	Completed	2015	2014
Commence operations	2015/2016	2016/2017	2018/2019	2018

Q3 2013 Results
For the quarter and nine months ended September 30, 2013, Cheniere reported loss from operations of $45.9 million and $249.6 million, respectively, compared to $54.5 million and $59.9 million for the respective comparable periods in 2012. Net operating losses were primarily affected by general and administrative expenses due to non-cash compensation expenses from the granting of awards under the long-term incentive plan related to Trains 1 through 4 of the Sabine Pass Liquefaction Project and by LNG terminal operating expenses, which resulted primarily from costs incurred to purchase LNG to maintain the cryogenic readiness of the regasification facilities at the Sabine Pass LNG terminal. Non-cash compensation expenses were $24.7 million and $187.1 million for the three and nine months ended September 30, 2013, respectively, compared to $50.2 million and $54.1 million for the respective comparable 2012 periods.

Changes in interest expense for the three and nine months ended September 30, 2013, respectively, compared to the comparable 2012 periods were primarily as a result of reduction of our indebtedness outstanding in 2012 and capitalization of interest on Sabine Pass Liquefaction's debt.

Cheniere Energy, Inc. is a Houston-based energy company primarily engaged in LNG-related businesses, and owns and operates the Sabine Pass LNG terminal and Creole Trail Pipeline in Louisiana. Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG terminal. Through its subsidiary, Cheniere Energy Partners, L.P., Cheniere is developing a liquefaction project at the Sabine Pass LNG terminal adjacent to the existing regasification facilities for up to six Trains, each of which will have a design production capacity of approximately 4.5 mtpa. Construction has begun on Trains 1 through 4 at the Sabine Pass Liquefaction Project. Cheniere has also initiated a project to develop liquefaction facilities near Corpus Christi, Texas. The Corpus Christi Liquefaction Project is being designed and permitted for up to three Trains, with aggregate design production capacity of up to 13.5 mtpa of LNG and which would include three LNG storage tanks with capacity of 10.1 Bcfe and two LNG carrier docks. Commencement of construction for the Corpus Christi Liquefaction Project is subject, but not limited, to obtaining regulatory approvals, entering into long-term customer contracts sufficient to underpin financing of the project, entering into an engineering, procurement and construction contract, obtaining financing, and Cheniere making a final investment decision. We believe LNG exports from the Corpus Christi Liquefaction Project could commence as early as 2018.
For additional information, please refer to the Cheniere Energy, Inc. website at www.cheniere.com and Quarterly Report on Form 10-Q for the period ended September 30, 2013, filed with the Securities and Exchange Commission.
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives, including the construction and operation of liquefaction facilities, (ii) statements regarding our expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements and (vi) statements regarding future discussions and entry into contracts. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

 (Financial Table Follows)

Cheniere Energy, Inc.
Selected Financial Information
(in thousands, except per share data) (1)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues
LNG terminal revenues	$66,735	$65,939	$199,222	$199,269
Marketing and trading revenues	590	(292)	441	(1,641)
Other	385	351	1,130	1,171
Total revenues	67,710	65,998	200,793	198,799

Operating costs and expenses
LNG terminal operating expense	30,098	14,056	76,425	36,606
LNG terminal development expense	11,046	11,721	50,214	54,629
Depreciation, depletion and amortization	15,246	15,233	45,533	47,001
General and administrative expense	57,096	79,427	277,971	120,236
Other	100	78	258	244
Total operating costs and expenses	113,586	120,515	450,401	258,716
Loss from operations	(45,876)	(54,517)	(249,608)	(59,917)

Other income (expense)
Interest expense, net	(52,528)	(45,504)	(134,806)	(159,719)
Loss on early extinguishment of debt	—	—	(80,510)	(15,098)
Derivative gain (loss), net	(22,335)	287	55,706	(288)
Other income (expense)	65	(12,081)	954	(11,500)
Total other expense	(74,798)	(57,298)	(158,656)	(186,605)
Loss before income taxes and non-controlling interest	(120,674)	(111,815)	(408,264)	(246,522)
Income tax provision	(1,809)	(61)	(2,751)	(211)
Net loss	(122,483)	(111,876)	(411,015)	(246,733)
Non-controlling interest	21,659	2,875	38,323	8,277
Net loss attributable to common stockholders	$(100,824)	$(109,001)	$(372,692)	$(238,456)

Net loss per share attributable to common stockholders - basic and diluted	$(0.46)	$(0.52)	$(1.71)	$(1.40)
Weighted average number of common shares outstanding - basic and diluted	220,734	208,712	217,940	170,414

	September 30,	December 31,
	2013	2012
Cash and cash equivalents	$374,164	$201,711
Restricted cash and cash equivalents	577,945	520,263
Accounts and interest receivable	26,079	3,486
LNG inventory	14,401	7,045
Prepaid expenses and other	16,471	16,058
Non-current restricted cash and cash equivalents	828,858	272,924
Property, plant and equipment, net	5,705,567	3,282,305
Debt issuance costs, net	340,856	220,949
Non-current derivative assets	64,309	—
Goodwill	76,819	76,819
Other	100,384	37,525
Total assets	$8,125,853	$4,639,085

Current liabilities	$213,237	$159,763
Long-term debt, net of discount	5,574,195	2,167,113
Deferred revenue	18,500	21,500
Non-current derivative liabilities	—	26,424
Other liabilities	3,572	2,680
Non-controlling interest	2,027,136	1,751,604
Stockholders' equity	289,213	510,001
Total liabilities and equity	$8,125,853	$4,639,085

	Sabine Pass LNG		Cheniere Partners		Other Cheniere	Consolidated Cheniere
Cash and cash equivalents	$—		$—		$374,164	$374,164
Restricted cash and cash equivalents	139,591	(2)	1,238,740	(3)	28,472	1,406,803
Total	$139,591		$1,238,740		$402,636	$1,780,967

As of September 30, 2013, we had unrestricted cash and cash equivalents of $374.2 million available to Cheniere. In addition, we had consolidated restricted cash and cash equivalents of $1,406.8 million (which included cash and cash equivalents available to Cheniere Partners, in which we own a 57.9% interest, and Sabine Pass LNG) designated for the following purposes: $798.6 million for the Sabine Pass Liquefaction Project,  $75.0 million for the Creole Trail Pipeline and $329.4 million for Cheniere Partners' working capital; $164.8 million for interest payments related to the Sabine Pass LNG senior secured notes and CTPL credit facility; $10.5 million for Sabine Pass LNG's working capital; and $28.5 million for other restricted purposes.

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the period ended September 30, 2013, filed with the Securities and Exchange Commission.

(2)	All cash and cash equivalents presented above for Sabine Pass LNG are considered restricted to us, but $10.5 million is considered unrestricted for Sabine Pass LNG.

(3)
All cash and cash equivalents presented above for Cheniere Partners are considered restricted to us, but $339.9 million is considered unrestricted for Cheniere Partners, including the $10.5 million considered unrestricted for Sabine Pass LNG.

CONTACTS:
Investors: Christina Burke: 713-375-5104, Nancy Bui: 713-375-5280
Media: Diane Haggard: 713-375-5259